Exhibit 99.1

      NEW FRONTIER MEDIA REPORTS SECOND QUARTER EARNINGS PER SHARE OF $0.15

    BOULDER, Colo., Nov. 7 /PRNewswire-FirstCall/ --
New Frontier Media, Inc. (Nasdaq: NOOF), a worldwide producer and distributor of general and adult-themed motion picture entertainment, today reported earnings per fully diluted share of $0.15 for the quarter ended September 30, 2006, representing a 36% increase over earnings per fully diluted share of $0.11 for the quarter ended September 30, 2005. The Company reported a 43% increase in quarterly revenue to $16.2 million from $11.3 million for the same quarter a year ago. Net income for the current year quarter was $3.7 million compared to $2.6 million for the same quarter a year ago, representing an increase of 42%.

    Pay TV

    The Company's Pay TV Group reported revenue of $12.2 million for the quarter ended September 30, 2006, as compared to $10.7 million for the quarter ended September 30, 2005, which represents an increase of 14%. Of this, revenue from the Pay TV Group's pay-per-view ("PPV") services increased 25% to $7.5 million for the quarter ended September 30, 2006 from $6.0 million for the quarter ended September 30, 2005. Revenue from the Pay TV Group's video-on-demand ("VOD") service provided both to the cable and hotel markets, increased 5% to $4.2 million for the quarter ended September 30, 2006, from $4.0 million for the quarter ended September 30, 2005. Revenue from the Pay TV Group's C-Band service decreased 29% to $0.5 million for the quarter ended September 30, 2006, from $0.7 million for the quarter ended September 30, 2005.

    The Pay TV Group's PPV revenue increased primarily due to the launch of two of its PPV services on the largest DBS platform in the U.S. The increase in the Pay TV Group's VOD revenue year-over-year for the quarter is related to an increase in VOD revenue from platforms where the MSO has changed the editing standard or from platforms where the Pay TV Group has launched for the first time. In addition, the Pay TV Group has successfully recovered some of its lost market share on the VOD platform where its primary competitor was added over a year ago.

    Operating income generated by the Pay TV Group was $7.5 million for the quarter ended September 30, 2006, as compared to operating income of $5.6 million for the quarter ended September 30, 2005, representing an increase of 34%. Gross margin for the Pay TV Group increased to 77% for the quarter ended September 30, 2006 from 69% for the quarter ended September 30, 2005. Operating expenses increased 6% to $1.9 million for the quarter ended September 30, 2006 from $1.8 million for the quarter ended September 30, 2005.

    Internet Group

    The Company's Internet Group reported revenue of $0.6 million for both quarters ended September 30, 2006 and 2005, respectively. Operating income for the Internet Group was breakeven for the quarter ended September 30, 2006 as compared to $0.1 million for the quarter ended September 30, 2005.

    Film Production Group

    The Film Production Group reported revenue of $3.3 million, cost of sales of $2.1 million and operating income of $0.1 million for the quarter ended September 30, 2006. Operating results for this segment have been impacted by the following factors: a) higher than normal film amortization costs due to the valuation of the acquired film library; b) amortization of identifiable purchased intangibles valued at $3.4 million; and c) the accrual of contingent earnout payments related to the acquisition.

    Corporate Administration Expenses

    Corporate administration expenses increased 24% to $2.1 million for the quarter ended September 30, 2006 from $1.7 million for the quarter ended September 30, 2005. The increase in year-over-year quarterly corporate administration expenses is primarily related to an increase stock compensation expense due to the Company's adoption during the current fiscal year of the new accounting pronouncement requiring the expensing of the fair value of stock options over the vesting period and the addition of a VP of Marketing and Corporate Strategy to the executive team in January.

    Conference Call Information

    New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time. The participant phone number for the conference call is (800)-218-8862. To participate in the web cast please log on to www.noof.com and click on "Investor Relations" and then "Webcasts & Events". A replay of the conference call will be available for seven days after 2 p.m. Eastern Time on November 7, 2006 at (800)-405-2236, access code 11074975#. The replay will also be archived for twelve months on the Corporate web site at www.noof.com. This press release can be found on the Company's corporate web site, www.noof.com, under "Investor Relations/News Releases".

    This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates", or variations of such words are intended to identify such forward-looking statements. All statements in this release regarding the outcome of any contingencies are forward-looking statements. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and the company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company's Form 10-K and other filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.

    ABOUT NEW FRONTIER MEDIA, INC.

    New Frontier Media, Inc. is a worldwide producer and distributor of adult-themed and general motion picture entertainment. Under the TEN trademark, the Company delivers seven, full-time adult-themed pay-per-view networks to cable and satellite operators across the United States. Additionally, the Company is a leading provider of adult-themed Video-on-Demand content to cable and satellite platforms, as well as to the hospitality industry. These services reach over 125 million network homes.

    New Frontier Media's MRG Entertainment unit produces original, adult-themed content and series that are distributed on premium movie channels in the U.S. and around the world. MRG Entertainment also develops and produces original, adult-themed event programming that is widely distributed on satellite and cable platforms in the U.S. Additionally, MRG Entertainment manages a sales operation, which matches independent, mainstream film producers with film distributors around the world.

    New Frontier Media owns and operates a digital broadcast infrastructure in Colorado, which serves content to broadcast, IP and wireless networks around the world.

    For more information about New Frontier Media, Inc. contact Karyn Miller, Chief Financial Officer, at (303) 444-0900, extension 102, and please visit our web site at www.noof.com.

Consolidated Operating Results
(in '000's except per share amounts)

                                                 (Unaudited)                  (Unaudited)
                                                 Quarter Ended             Six Months Ended
                                                 September 30,               September 30,
                                           ------------------------    ------------------------
                                              2006          2005          2006          2005
                                           ----------    ----------    ----------    ----------
Net Sales                                  $   16,166    $   11,349    $   32,494    $   22,388
Cost of Sales                                  (5,195)       (3,612)      (10,524)       (7,116)
Gross Margin                                   10,971         7,737        21,970        15,272
Operating Expenses                             (5,332)       (3,846)      (10,840)       (7,705)
Operating Income                                5,639         3,891        11,130         7,567
Other Income                                      298           294           500           496
Income Before Provision for Income
 Taxes                                          5,937         4,185        11,630         8,063
Provision For Income Taxes                     (2,283)       (1,544)       (4,427)       (2,959)
Net Income                                 $    3,654    $    2,641    $    7,203    $    5,104
Basic Income Per Share                     $     0.15    $     0.12    $     0.30    $     0.23
Diluted Income Per Share                   $     0.15    $     0.11    $     0.30    $     0.22
Average outstanding shares of common
 stock                                         23,830        22,745        23,832        22,675
Common stock and common stock
 equivalents                                   24,276        23,220        24,287        23,165

EBITDA and Adjusted EBITDA

                                                 (Unaudited)                  (Unaudited)
                                                 Quarter Ended             Six Months Ended
                                                 September 30,               September 30,
                                           ------------------------    ------------------------
                                              2006          2005          2006          2005
                                           ----------    ----------    ----------    ----------
Net Income                                 $    3,654    $    2,641    $    7,203    $    5,104

Adjustments:
         Depreciation/Amortization(1)             488           297           951           646
         Interest Expense                          28            13            57            30
         Interest Income                         (322)         (306)         (560)         (525)
         Income Taxes                           2,283         1,544         4,427         2,959

EBITDA                                          6,131         4,189        12,078         8,214

         Content Amortization                   2,750         1,038         5,626         2,077
         Cash Investments in Content           (2,569)         (874)       (3,965)       (1,597)
         Capital Expenditures                    (286)         (127)         (586)         (223)
         Stock Based Compensation                 225             0           428             0

Adjusted EBITDA                            $    6,251    $    4,226    $   13,581    $    8,471

(1) Amortization excludes amortization of content

The Condensed Statement of Operations should be read in conjunction with the Company's Form 10Q, 10-K and other filings with the Securities and Exchange Commission.

To obtain a copy please contact New Frontier Media, Inc.

                                                     (Unaudited)        (Audited)
                                                      (in 000s)         (in 000s)
                                                    September 30,       March 31,
Consolidated Balance Sheets                             2006              2006
------------------------------------------------   --------------    --------------
CURRENT ASSETS:
        Cash and Cash Equivalents                  $       11,331    $       12,611
        Restricted Cash                                     1,750             2,646
        Marketable Securities                              19,532             8,730
        Accounts Receivable, net                           12,385            12,395
        Deferred Tax Asset                                    543               444
        Other                                               1,285               871
                TOTAL CURRENT ASSETS                       46,826            37,697

EQUIPMENT AND FURNITURE, net                                4,055             4,082

OTHER ASSETS:
        Prepaid Distribution Rights, net                    9,470             8,877
        Marketable Securities                               1,016             1,936
        Recoupable Costs and Producer Advances              1,351             1,203
        Film Costs, net                                     8,162            10,412
        Goodwill                                           18,377            16,744
        Other Identifiable Intangible
         Assets, net                                        3,153             4,687
        Other                                               1,128             1,127

                TOTAL OTHER ASSETS                         42,657            44,986

TOTAL ASSETS                                       $       93,538    $       86,765

CURRENT LIABILITIES:
        Accounts Payable                           $        1,710    $        2,151
        Taxes Payable                                       1,965               677
        Producers Payable                                     604               546
        Deferred Revenue                                    1,265               754
        Due to Related Party                                    0               250
        Accrued Compensation                                1,836             1,857
        Accrued Transport Fees                                580               645
        Accrued Legal and Accounting fees                     123               240
        Accrued Liabilities and Other                       3,983             1,365
                TOTAL CURRENT LIABILITIES                  12,066             8,485

LONG TERM LIABILITIES:
        Deferred Tax Liability                                681             1,268
        Due to Related Party                                  782             1,000
        Taxes Payable                                       1,359             1,359
        Other                                                 800             3,408
                TOTAL LONG-TERM LIABILITIES                 3,622             7,035
                        TOTAL LIABILITIES                  15,688            15,520

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
        Common Stock                                            2                 2
        Additional Paid-in Capital                         60,849            61,488
        Retained Earnings                                  17,032             9,829
        Accumulated Other Comprehensive Loss                  (33)              (74)
                TOTAL SHAREHOLDERS' EQUITY                 77,850            71,245

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY         $       93,538    $       86,765

SOURCE  New Frontier Media, Inc.
    -0-                             11/07/2006
    /CONTACT: Karyn L. Miller, Chief Financial Officer of New Frontier Media, Inc., +1-303-444-0900, ext. 102, kmiller@noof.com/
    /Web site:  http://www.noof.com/
    (NOOF)